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                                                                    EXHIBIT 21.1



           DIRECT AND INDIRECT SUBSIDIARIES OF AVAX TECHNOLOGIES, INC.



NOTE: All of the entities listed below are wholly owned direct or indirect subsidiaries of AVAX Technologies, Inc., except as noted.

UNITED STATES INCORPORATION (DELAWARE)

AVAX International IP Holdings, Inc.

AVAX International Holdings, Inc.

AVAX International Services, Inc.

AVAX America, Inc.

DENMARK OFFSHORE HOLDING COMPANY

AVAX Technologies Holdings ApS

FRENCH ENTITIES

GPH, S.A.

Genopoietic, S.A.

AUSTRALIAN ENTITIES

AVAX Australia Holdings Pty Limited

AVAX Australia Pty Limited (1)

AVAX Australia Manufacturing Pty Limited (1)

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(1)     At December  31,  2000,  AVAX  Holdings Pty Limited  held a 50%
        interest in both AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited.